EXHIBIT 99.2

CONTACT:	FOR IMMEDIATE RELEASE
Janine Dusossoit
Vice President, Investor Relations	(610) 293-0600

SAFEGUARD SCIENTIFICS ANNOUNCES ITS CHIEF EXECUTIVE OFFICER PLANS TO RETIRE

WAYNE, PA – March 10, 2005 — Safeguard Scientifics, Inc. (NYSE: SFE), a leading developer of companies in the information technology and life sciences sectors, announced today that its president and chief executive officer, Anthony L. Craig, has notified the Board of Directors of his intention to retire. Mr. Craig has agreed to remain in his role until a new CEO is named.

The company’s Board of Directors has commenced a search for Mr. Craig’s successor and expects a successful transition. The Board said it had engaged Egon Zehnder International to manage the search.

“Since his arrival at Safeguard in 2001, Tony has been a major change agent,” said Robert E. Keith, Jr., Safeguard’s Chairman of the Board. “Three years ago, the company was facing critical issues following the collapse of the Internet market. Tony and the new management led Safeguard through a difficult turnaround, successfully repositioning the company’s strategy, restoring the balance sheet to health, and focusing the portfolio of companies in which Safeguard is invested. As a result, the company is in far better shape.”

Mr. Craig will continue to serve as a director of the company.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.